Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of June 24, 2015, between Cleveland BioLabs, Inc., a Delaware corporation (the “Company”) and David Davidovich (including his permitted successors and assigns, the “Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an exemption from the registration requirements of Section 6 of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 4(a)(2) thereof and/or Regulation D thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, a number of shares of common stock, par value $0.005 per share of the Company (the “Common Stock”) constituting 48.1% of the Common Stock of the Company, calculated on a Fully Diluted Basis as of June 18, 2015 (the “Proposed Transaction”); and

WHEREAS, the Board of Directors of the Company has approved the execution of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms have the meanings set forth in this Section 1.1:

“Acquisition Proposal” means, other than with respect to the Proposed Transaction or any other transaction involving the Purchaser and the Company, any inquiry, offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries (as determined on a book value basis), assets of the Company and its Subsidiaries representing 20% or more of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries, or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (as determined on a book value basis), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity or voting securities of the Company or one or more of Subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (as determined on a book value basis), (iii) any sale, lease, exchange, transfer, joint venture, license or other disposition of 20% or more of the consolidated assets of the Company (as determined on a book value basis), including through the acquisition of one or more Subsidiaries of the Company owning such assets, or (iv) a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (as determined on a book value basis), or any combination of the foregoing.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Adverse Recommendation Change” shall have the meaning ascribed to such term in Section 4.8(c).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Amendments” shall have the meaning ascribed to such term in Section 4.9(f).

“Approvals” shall have the meaning ascribed to such term in Section 4.5

“Approved Share Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock and options to purchase Common Stock may be issued to any employee, consultant, officer or director for services provided to the Company in their capacity as such.

“BHCA” shall have the meaning ascribed to such term in Section 3.1(hh).

“Board Designees” shall have the meaning ascribed to such term in Section 4.9(a).

“Board of Directors” means the board of directors of the Company.

“Board Representatives” shall have the meaning ascribed to such term in Section 4.9(b).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

“Closing” means the closing of the issuance of the Shares pursuant to Section 2.1.

“Closing Date” means the Business Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Common Stock” shall have the meaning ascribed to such term in the preamble.

“Company Counsel” means Cooley LLP, with offices located at 500 Boylston Street, Boston, Massachusetts 02116.

“Company Employee Agreement” means any (whether written or unwritten) employment, consulting, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory agreement, contract, understanding, obligation or commitment with any Employee and to which the Company or any of its Subsidiaries is a party and anticipates that it will have any liability in excess of $100,000 over the next twelve (12) months.

“Company Securities” shall have the meaning ascribed to such term in Section 3.1(g).

“Company Stock Options” shall have the meaning ascribed to such term in Section 3.1(g).

“Company Warrants” shall have the meaning ascribed to such term in Section 3.1(g).

“Contingent Worker” shall have the meaning ascribed to such term in Section 3.1(k).

“Definitive Transaction Agreement” means any acquisition agreement, merger agreement or similar definitive agreement or a letter of intent or agreement in principle with respect thereto.

“Disclosure Schedules” means the Schedules of the Company delivered concurrently herewith relating to the Company’s representations in Article III.

“Disqualification Event” shall have the meaning ascribed to such term in Section 3.1(kk).

“Due Inquiry” means all inquiries that would be undertaken by an experienced management team of a comparable pharmaceutical development business using their best efforts (including the business and operations executives and legal officers thereof) employing industry standards, including Intellectual Property non-infringement, inventorship, invalidity, freedom to operate and patentability searches and analyses, competitive landscape analyses, and safety and efficacy analyses.

“Eligible Individual” shall have the meaning ascribed to such term in Section 4.11.

“Employee” means any current employee, officer, director or individual consultant of the Company or any of its Subsidiaries or any individual who has been an employee, officer, director or individual consultant of the Company or any of its Subsidiaries during the three (3) year period prior to the date hereof.

“Enforceability Exceptions” shall have the meaning ascribed to such term in Section 3.1(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with the Company within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Company within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company within the meaning of Code Sections 414(m) or (o).

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Reimbursement” shall have the meaning ascribed to such term in Section 6.1(c).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” shall have the meaning ascribed to such term in Section 3.1(ee).

“FDCA” shall have the meaning ascribed to such term in Section 3.1(ee).

“Federal Reserve” shall have the meaning ascribed to such term in Section 3.1(hh).

“Fully Diluted Basis” means the total number of shares that would be outstanding if all possible sources of conversion have been exercised, including all warrants, options, preemptive rights which have been decided to be exercised in connection with the Proposed Transaction, and any convertible debt.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Governmental Entity” shall have the meaning ascribed to such term in Section 4.5.

“Information” shall have the meaning ascribed to such term in Section 4.6(b).

“Intellectual Property” shall have the meaning ascribed to such term in Section 3.1(p).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(p).

“Intervening Event” shall have the meaning ascribed to such term in Section 4.8(c).

“Issuer Covered Person” shall have the meaning ascribed to such term in Section 3.1(kk).

“Key Employee Employment Agreements” means the applicable Employment Agreement between each of the Key Employees and the Company, dated as of the Closing Date in the case of each of the Key Employees substantially in the form attached hereto as Exhibit A.

“Key Employees” means each of Drs. Andrei Gudkov, Yakov Kogan, Andrei Osterman, Langdon Miller, and Ann Hards.

“Knowledge of the Company” means the knowledge of each of the Key Employees that was, or would reasonably be expected to be, obtained after due inquiry.

“Laws” means any United States or foreign federal, state or local law, statute, ordinance, rule, regulation, judgment, code, order, injunction, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Liens” means, with respect to any property or asset, a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other similar adverse claim.

“Losses” shall have the meaning ascribed to such term in Section 4.3(a).

“Management Presentation” shall have the meaning ascribed to such term in Section 3.1(nn).

“Material Adverse Effect” shall mean any change or event, which has or would reasonably be expected to have: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document; provided, however, that in no event shall any change or effect resulting from any of the following (alone or in combination) be determined to constitute or be taken into account in determining whether there has occurred a Material Adverse Effect: (a) conditions generally effecting the industry in which the Company or its Subsidiaries compete (provided, however that any such change or development shall be taken into account to the extent, and only to the extent, that they adversely affected the Company and the Subsidiaries, taken as a whole, in a manner that is disproportionate to the degree that they have affected other comparable pharmaceutical development companies), (b) general conditions in financial markets and any changes therein (including changes arising out of acts of terrorism, war, weather conditions or other force majeure events) (provided, however that any such change or development shall be taken into account to the extent, and only to the extent, that they adversely affected the Company and the Subsidiaries, taken as a whole, in a manner that is disproportionate to the degree that they have affected other comparable pharmaceutical development companies), (c) changes in the trading price or trading volume of the Company’s

Registered Common Stock (provided, however that any change or development giving rise to such changes in trading price or trading volume shall be taken into account unless such change is a change or event described in parts (a) though (e) hereof), (d) the filing of any stockholder or derivative litigation arising from or relating to the execution of the Agreement or the consummation of the transactions contemplated thereby (provided, however, that any event or development giving rise to such litigation other than the execution of the Agreement or consummation of the transactions contemplated thereby shall be taken into account), or (e) the execution and delivery of this Agreement, the announcement of this Agreement and the transactions contemplated hereby.

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Money Laundering Laws” shall have the meaning ascribed to such term in Section3.1(ii).

“No-Shop Period” shall have the meaning ascribed to such term in Section 4.8(a).

“Nominating Committee” shall have the meaning ascribed to such term in Section 4.9(d).

“Outside Date” means July 15, 2015.

“Per Share Purchase Price” equals $3.87.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pharmaceutical Product” shall have the meaning ascribed to such term in Section 3.1(ee).

“Plan” means (a) any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (b) any retirement, deferred compensation, severance, retention, incentive, stock option or other equity compensation (including any Approved Share Plan), fringe benefit, insurance, vacation, paid-time off, supplemental unemployment, supplemental or excess benefit, or other employee benefit plan, program or arrangement (other than an Company Employee Agreement), in each case (i) which is maintained or sponsored by the Company or any of its Subsidiaries, (ii) with respect to which contributions, premiums or other payments are made or required to be made by the Company or any of its Subsidiaries with respect to any Employee or (iii) pursuant to which the Company or any of its Subsidiaries could have any material liability.

“Preferred Stock” shall have the meaning ascribed to such term in Section 3.1(g).

“Process Agent” shall have the meaning ascribed to such term in Section 6.7(b).

“Proposed Transaction” shall have the meaning ascribed to such term in the preamble.

“Purchase Price” shall have the meaning ascribed to such term in Section 2.1.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.3(a).

“Registered Common Stock” shall have the meaning ascribed to such term in Section 4.4.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchaser, in the form of Exhibit B attached hereto.

“Registered IP” shall have the meaning ascribed to such term in Section 3.1(p).

“Replacement Designee” shall have the meaning ascribed to such term in Section 4.9(e).

“Representation Letter” means that the applicable letter agreement between the Purchaser, the Company and each of Drs. Andrei Gudkov and Yakov Kogan, dated as of the date hereof.

“Representation Letter Bring-Down Certificate” shall have the meaning ascribed to such term in Section 2.2 (a)(ix).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall have the meaning ascribed to such term in Section 3.1(g).

“Shares” means the shares of Common Stock issued or issuable to the Purchaser pursuant to this Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Subsidiary” shall have the meaning ascribed to such term in Section 3.1(a).

“Superior Proposal” means a bona fide written Acquisition Proposal for at least a majority of the outstanding shares of the Company’s stock or more than at least a majority of the consolidated assets of the Company and its Subsidiaries (or assets of the Company and its Subsidiaries representing more than at least a majority of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries) that the Board of Directors of the Company determines in good faith, after considering the advice of its outside legal counsel and a financial advisor of recognized reputation, selected in good faith by the Board of Directors, and taking into consideration, to the extent deemed relevant by the Board of Directors (i) all legal, financial, regulatory and other aspects of such Acquisition Proposal (including conditions to closing, financing, regulatory approvals, identity of the Person making such Acquisition Proposal), and (ii) the terms of this Agreement including any revisions to this Agreement made or proposed in writing by the Purchaser pursuant to Section 4.8 prior to the time of determination, is more favorable to the Company’s stockholders from a financial point of view (solely in their capacity as such) than the transactions provided hereunder and is reasonably likely to be consummated on the terms proposed.

“Termination Fee” means an amount equal to $800,000 (excluding, for the avoidance of doubt, any amounts payable pursuant to the Expense Reimbursement).

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NasdaqCapital Market, the NasdaqGlobal Market, the NasdaqGlobal Select Market, the New York Stock Exchange, the OTCQX, or the OTCQB (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Voting Agreement, the Key Employee Employment Agreements, the Representation Letter and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, with a mailing address of 17 Battery Place, New York, New York 10004, and a facsimile number of (212) 509-5150, and any successor transfer agent of the Company.

“Voting Agreement” means the written agreement, in the form of Exhibit C attached hereto, of each officer and director on the date hereof.

ARTICLE II.

PURCHASE AND SALE

2.1. Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase 6,459,948 Shares in exchange for an amount equal to the product of the Per Share Purchase Price multiplied by the number of Shares (the “Purchase Price”). On the Closing Date, the Company shall deliver to the Purchaser its respective Shares and the Purchaser and the Company shall deliver the other items set forth in Section 2.2 at the Closing. Upon satisfaction or, to the extent permitted hereunder, waiver of the covenants and conditions set forth in Sections 2.2 and 2.3 (other than those covenants and conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of such covenants and conditions), the Closing shall occur at the offices of Company Counsel or such other location and time as the parties shall mutually agree.

2.2. Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a legal opinion of Company Counsel, substantially in the form of Exhibit D attached hereto;

(iii) a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to issue the Shares in the form of book-entry restricted shares in the name of the Purchaser and to deliver a statement/advice to Purchaser reflecting the share amount and the restrictions on the shares;

(iv) a certificate of the Company’s Secretary certifying as to good standing certificates with respect to the Company from the applicable authority(ies) in Delaware and any other jurisdiction in which the Company is qualified to do business, dated a recent date before the Closing;

(v) a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date certifying that the conditions specified in Section 2.3(b)(i), Section 2.3(b)(ii) and Section 2.3(b)(iii) have been satisfied;

(vi) the Voting Agreement(s) duly executed by the parties;

(vii) the Registration Rights Agreement duly executed by the Company;

(viii) the Key Employee Employment Agreements duly executed by the parties; and

(ix) the Representation Letter duly executed by the Company and each of Andrei Gudkov and Yakov Kogan and a certificate (the “Representation Letter Bring Down Certificate”), executed by each of Andrei Gudkov and Yakov Kogan, dated as of the Closing Date certifying that the representations set forth in Section (i) of the Representation Letter are true and correct in all respects as of the date of the Representation Letter and as of the Closing Date as though made at and as of such date.

(b) On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by the Purchaser;

(ii) the Registration Rights Agreement duly executed by the Purchaser;

(iii) the Representation Letter duly executed by the Purchaser; and

(iv) the Purchase Price via wire transfer in immediately available funds to the account specified by the Company.

2.3. Closing Conditions.

(a) The obligation of the Company to consummate the Proposed Transactions is subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing Date of each of the following conditions:

(i) The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though made at and as of such date (unless as of a specific time therein in which case they shall be true and correct as of such time);

(ii) All obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed.

(iii) The delivery by the Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(iv) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Proposed Transaction shall have taken effect after the date hereof and shall still be in effect.

(b) The obligation of Purchaser to consummate the Proposed Transactions is subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing Date of each of the following conditions:

(i) (A) The representations and warranties of the Company contained in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(f), 3.1(g), 3.1(o), 3.1(p), 3.1(t), and 3.1(nn) of

this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as though made at and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) and (B) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing Date as though made at and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), in each case without regard to any qualifications as to Material Adverse Effect or materiality contained in such representations and warranties, except where the failure of any such representations or warranties in this clause (B) to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect.

(ii) All obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed.

(iii) Since the date hereof, no change or event shall have occurred and no circumstances shall exist which have had, or would reasonably be expected to have, a Material Adverse Effect.

(iv) The delivery by the Company of the items set forth in Section 2.2(a) of this Agreement.

(v) Evidence reasonably satisfactory to the Purchaser of the waiver by each current or former employee, officer, director or consultant of the Company or any of its Subsidiaries of any right under any severance or other benefit plan to receive any payments as a result of the consummation of the Proposed Transaction other than the vesting of Company Stock Options granted prior to January 1, 2015.

(vi) Evidence reasonably satisfactory to the Purchaser of the waiver by each Person set forth on Schedule 2.3(b)(vi), other than the rights of the holders of the Series A Preferred Stock pursuant to Section 10 of the Certificate of Amendment of Certificate of Designations of Preferences, Rights and Limitations of the Series A Preferred Stock, to any right to receive any payment as a result of the consummation of the Proposed Transaction.

(vii) Evidence reasonably satisfactory to the Purchaser that the rights of Mikhail Mogutov pursuant to the Rights Agreement dated as of June 17, 2014 between Mikhai Mogutov and the Company have been terminated.

(viii) All Approvals set forth on Schedule 2.3(b)(viii) shall have been obtained by the Company.

(ix) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Proposed Transaction shall have taken effect after the date hereof and shall still be in effect.

(x) From the date hereof to the Closing Date, the Company’s Common Stock shall not have been delisted from the Company’s principal Trading Market, trading in the Common Stock shall not have been suspended by the SEC or the Company’s principal Trading Market.

(xi) The size of the Board of Directors shall have been increased to thirteen (13) members and the Board of Directors shall have appointed as directors the seven (7) Board Designees.

(xii) None of the Company or any of its Subsidiaries shall be a debtor in a bankruptcy case or have filed for bankruptcy (under title 11 of the United States Code or any other bankruptcy, receivership, or any other insolvency proceeding in any jurisdiction).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation, warranty or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to the Purchaser as of the date hereof:

(a) Subsidiaries. All of the direct and indirect Subsidiaries of the Company are set forth on Schedule 3.1(a) (each, a “Subsidiary”). Except as set forth on Schedule 3.1(a), the Company owns, directly or indirectly, such percentage of the capital stock or other equity interests of each Subsidiary, as set forth in the SEC Reports, free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary owned by the Company are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no Subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded. The capitalization of each Subsidiary is set forth on Schedule 3.1(a).

(b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect, and no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company except as set forth on Schedule 3.1(c), and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith. This Agreement and each other Transaction Document to which the Company is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law and public policy(collectively, the “Enforceability Exceptions”).

(d) No Conflicts. Except as set forth on Schedule 3.1(d), the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Shares and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, give to others any rights of acceleration of payments (with or without notice, lapse of time or both) or give to others any rights of termination, amendment or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, except for such defaults under, amendments to, acceleration or terminations of contracts which (x) involve payments to or from the Company or its Subsidiaries or (y) give rise to the imposition of any Liens on property or assets of the Company and its Subsidiaries or (z) give rise to the payment of any amounts by the Company or its Subsidiaries, when taken together in the aggregate do not exceed $100,000, or (iii), except as set forth on Schedule 3.1(d), conflict with or result in a violation of any Law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a

Subsidiary is subject (including federal, state and foreign securities Laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of clause (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. Except as set forth on Schedule 3.1(e), the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents.

(f) Issuance of the Shares. The Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement.

(g) Capitalization.

(i) The authorized capital stock of the Company consists of 160,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.005 per share (the “Preferred Stock”) of which 718 shares have been designated Series A Preferred Stock (the “Series A Preferred Stock”). The capitalization of the Company as of the close of business on June 18, 2015 is set forth on Schedule 3.1(g). Schedule 3.1(g) sets forth a true and complete list of all of the options to purchase Company Securities (the “Company Stock Options”) and warrants (the “Company Warrants”) outstanding as of the date hereof, including with respect to each Company Stock Option and Company Warrant, the number of shares of Common Stock issuable upon exercise of such Company Stock Option or Company Warrant, the exercise price with respect thereto and the applicable grant date thereof.

(ii) The Shares (A) account for 48.1% of the issued and outstanding stock of the Company on a Fully Diluted Basis as of June 18, 2015 and (B) will account for at least 48% of the issued and outstanding stock of the Company on a Fully Diluted Basis as of the Closing Date.

(iii) Except as set forth in this Section 3.1(g) or Schedule 3.1(a) of this Agreement and except for changes since June 18, 2015, resulting from the conversion, exercise or settlement of Series A Preferred Stock, Company Stock Options and Company Warrants outstanding on such date, there are no issued, reserved for issuance or outstanding: (A) shares of capital stock or other voting securities or ownership interests in the Company or any of its Subsidiaries, (B) securities of the Company or any of its Subsidiaries convertible into, exchangeable for, or valued by reference to shares of capital stock or other voting securities of or ownership interests in the Company or any Subsidiary of the Company, (C) warrants, calls, options or other rights to acquire from the

Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights, in each case issued by the Company or any Subsidiary, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”). Except as set forth on Schedule 3.1(g), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Except as set forth on Schedule 3.1(g), none of the Company or any Subsidiary of the Company is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, stockholders agreement or other contract, with respect to the purchase, sale or voting of any Company Securities or any securities convertible into, or exchangeable or exercisable for, any Company Securities. Set forth on Schedule 3.1(g), is a complete list of the holders of the Series A Preferred Stock. Prior to the Closing Date, the Company sent to all preemptive right holders notice of the Proposed Transaction at the correct address and in accordance with the applicable provisions of the relevant agreement, a copy of which notices have been delivered to the Purchasers and at least two (2) Trading Days prior to the Closing Date, the preemptive rights notices and any subsequent notices related thereto have all been duly delivered by the Company in accordance with the terms of the agreements governing all such rights. The Company has sent, and will send, any written notices received from any preemptive rights holders between the date hereof and the Closing Date regarding the notices sent by the Company pursuant to the previous sentence. Prior to the Closing Date, all of the preemptive right holders shall have either waived (or by their silence deemed to have waived) or exercised all of their preemptive rights, such that there shall be no outstanding preemptive rights in connection with the Proposed Transaction at or prior to the Closing Date. As of the date hereof, the holders of the Series A Preferred Stock have no rights under Section 9 (Negative Covenants) of the Certificate of Designations of Preferences, Rights and Limitations of the Series A Preferred Stock, as amended. All such rights have expired and are of no further force and effect.

(iv) All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth on Schedule 3.1(g), no further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Shares. Except as set forth on Schedule 3.1(g), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company’s stockholders.

(h) SEC Reports; Financial Statements. Except as set forth on Schedule 3.1(h), the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by Law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to, or identified in, Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly presented in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report, or except as provided on Schedule 3.1(i), filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting (other than in accordance with pronouncements under GAAP) (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any Company Securities and (v) except as provided in Schedule 3.1(i), neither the Company nor any of its Subsidiaries has taken any action that would, if taken by the Company or any Subsidiary from the date hereof through the Closing Date, would require the consent of the Purchaser pursuant to the terms of Section 4.7 without regard to any materiality or other similar qualification applicable to such provision (provided, however, that with respect to the item described in Section 4.7(l), Schedule 3.1(i) shall set forth all contracts involving payments to or obligations of the Company or its Subsidiaries in excess of $100,000).

(j) Litigation. Except as set forth in Schedule 3.1(j), there is no action, claim, suit, inquiry, notice of violation, proceeding or investigation (collectively, an “Action”) pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (i) which adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) in the three years prior to the date hereof, which would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.1(j), in the three years prior to the date hereof neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. Except as set forth on Schedule 3.1(j), there has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k) Employee Benefit Plan Matters.

(i) Schedule 3.1(k) lists all Plans and Company Employee Agreements.

(ii) Each Plan and Company Employee Agreement has been maintained and administered in compliance with its terms and in all material respects with the requirements of applicable Law, including the Code and ERISA.

(iii) Each Plan that is intended to be qualified under Section 401(a) of the Code is and at all times has been so qualified, and has a currently-effective favorable determination letter or, if applicable, opinion letter, from the Internal Revenue Service as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification.

(iv) All contributions, premiums or benefits which are due from the Company or any of its Subsidiaries under any Plan have been timely paid to or in respect of each such Plan.

(v) No Plan is an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA and none of the Company nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any liability under Title IV of ERISA.

(vi) No “Prohibited Transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, as applicable, has occurred with respect to any Plan.

(vii) Except as set forth in Schedule 3.1(k), no Plan or Company Employee Agreement provides or for the prior three (3) years has provided for medical, life insurance, or other welfare benefits to any Employee, or any spouse or dependent of any such Employee, beyond retirement or other termination of employment (other than as required under Code Section 4980B, or similar state Law).

(viii) No Plan is under audit or investigation by the Internal Revenue Service, the Department of Labor or any other Governmental Entity and, to the Knowledge of the Company, no such audit or investigation is threatened.

(ix) There are no pending or, to the Knowledge of the Company, threatened, actions, suits or claims with respect to any Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Plan), other than ordinary course claims for benefits brought by participants or beneficiaries.

(x) Each Plan and each Company Employee Agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required. There is no contract to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 409A of the Code.

(xi) Neither the Company nor any of its Subsidiaries has any liability for the misclassification of any Person as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an Employee) paid by the Company or a Subsidiary (any such Person, a “Contingent Worker”), and no Contingent Worker has been improperly excluded from any Plan. Neither the Company nor any of its Subsidiaries has any leased employees within the meaning of Section 414(n) of the Code.

(xii) To the Knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any Company Employee Agreement, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(xiii) Except as set forth in Schedule 3.1(k), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (A) result in any payment becoming due to any Employee, (B) increase any benefits under any Plan or Company Employee Agreement, (C) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any Plan or Company Employee Agreement or (D) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Plan or Company Employee Agreement (or result in any adverse consequences for so doing).

(xiv) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events or the passage of time), as of the Closing, constitute an event under any Plan or Company Employee Agreement that will or may result in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code. There is no contract to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(l) Employee and Labor Matters. There are no material claims (other than ordinary claims under Plans), disputes, actions, grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened, by or between the Company or any of its Subsidiaries and any Employee. Neither the Company nor any of its Subsidiaries is currently, nor has ever been, a party to any collective bargaining agreement or similar labor agreement with a labor union, works council or other employee representative. No labor strike, organized work stoppage, slowdown, lockout, unfair labor practice charge or similar labor activity or dispute affecting the Company or any of its Subsidiaries has occurred during the past two years or, to the Knowledge of the Company, is threatened. There are no current union organization activities or representation questions involving Employees of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor, term and conditions of employment, classification of Employees including but not limited to, laws relating to payment of wages, hours, overtime, classification of employees as exempt or non-exempt, collective bargaining, employment discrimination, safety and health, immigration status, workers’ compensation and the collection and payment of withholding and employment taxes.

(m) Compliance. Except as set forth in Schedule 3.1(m), neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local Laws relating to taxes, environmental protection, occupational health and safety, product quality and safety, import/export controls and economic sanctions, and employment and labor matters, except in each case as would not have or reasonably be expected to result in a Material Adverse Effect.

(n) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit, except where such revocation or modification would not reasonably be expected to have a Material Adverse Effect.

(o) Title to Assets. Except as set forth on Schedule 3.1(o), the Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Except as set forth on Schedule 3.1(o), any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance in all material respects.

(p) Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights (“Intellectual Property”) and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Schedule 3.1(p) is a true and complete list of registered and applied for Intellectual Property Rights owned or exclusively licensed by the Company or any Subsidiary as of the date hereof (the “Registered IP”). Except as set forth on Schedule 3.1(p), the Company or a Subsidiary is the sole and exclusive owner or licensor of the Registered IP, free and clear of all encumbrances and, the Registered IP is valid. Except as set forth on Schedule 3.1(p), neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years after the date of this Agreement except as could not have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company after Due Inquiry, all such Intellectual Property Rights are enforceable, and there is no non-academic infringement by another Person of any of the Intellectual Property Rights (including by any compound known to the Company as being under development by a third party that if commercialized would infringe such Intellectual Property Rights). To the Knowledge of the Company after Due Inquiry, the business of the Company and its Subsidiaries does not infringe the intellectual property rights of any third party (including any such infringement that would occur in the event of commercialization of any compound currently under development by the Company or a Subsidiary). All Employees of the Company or a Subsidiary are party to enforceable written agreements pursuant to which any Intellectual Property created by such individuals in the course of their employment or consulting is assigned to the Company or a Subsidiary. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Except as set forth on Schedule 3.1(q), neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost that would have a Material Adverse Effect.

(r) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports or as set forth on Schedule 3.1(r), none of the officers or directors of the Company or any Subsidiary and, to the Knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary, director compensation or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(s) Sarbanes-Oxley; Internal Accounting Controls. The Company is in compliance, in all material respects, with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof and as of the Closing Date. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company.

(t) Certain Fees. Except as set forth on Schedule 3.1(t), no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(u) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(v) Registration Rights. Except as set forth on Schedule 3.1(v), no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(w) Listing and Maintenance Requirements. Except as set forth in Schedule 3.1(w), the Registered Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which, to the Knowledge of the Company, is likely to have the effect of, terminating the registration of the Registered Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as set forth in Schedule 3.1(w), the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Registered Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. Except as set forth on Schedule 3.1(w), the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Registered Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(x) Application of Takeover Protections. Subject to the accuracy of the representations set forth in Section 3.2(i), the Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the Laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Shares and the Purchaser’s ownership of the Shares.

(y) No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of any applicable stockholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(z) Solvency. Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Shares hereunder, the Company is Solvent. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). To the Knowledge of the Company, there are no facts or circumstances which would lead the Company to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization Laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(z) sets forth as of the date hereof all outstanding secured and unsecured indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others in excess of $50,000, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness, including, without limitation, any indebtedness owed to Hercules Technology II, L.P. or any Affiliates thereof.

(aa) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States and foreign federal, state and local income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books a provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(bb) Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the Knowledge of the Company, any Employee, agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of Law, or (iv) violated in any material respect any provision of FCPA.

(cc) Accountants. To the Knowledge of the Company, Meaden & Moore, Ltd., the Company’s independent registered public accounting firm is a registered public accounting firm as required by the Exchange Act.

(dd) Regulation M Compliance. The Company has not, and to the Knowledge of the Company, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) except as set forth in Schedule 3.1(t), paid or agreed to pay to any Person any compensation for soliciting another to purchase the Shares.

(ee) FDA. As to each product subject to the jurisdiction of the United States Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company or any of its Subsidiaries (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under FDCA and similar Laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. There is no pending, completed or, to the Knowledge of the Company, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice, warning letter or other communication from the FDA or any other Governmental Entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, (iv) enjoins production at any facility of the Company or any of its Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its Subsidiaries, or (vi) otherwise alleges any violation of any Laws, rules or regulations by the Company or any of its Subsidiaries, and which, either individually or in the aggregate, would have a Material Adverse Effect. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable Laws, rules and regulations of the FDA. Except as set forth in Schedule 3.1.(ee), the Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the Company received written correspondence from the FDA stating that the FDA has plans to prohibit the marketing, sale, license or use in the United States of any product being developed or proposed to be developed by the Company.

(ff) Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company or any Subsidiary, any Employee, agent or Affiliate of the Company or any Subsidiary is (a) designated on, or owned or controlled by any Person that is designated on, any economic sanctions-related list of restricted Persons maintained by the United States Office of Foreign Assets Control (“OFAC”), the

United Nations Security Council, or other applicable sanctions authority, or (b) a national of, organized in, or resident in any country or territory which is itself the subject of economic sanctions by OFAC or other applicable sanctions authority.

(gg) United States Real Property Holding Corporation. The Company is not and has never been a United States real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

(hh) Bank Holding Company Act. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(ii) Money Laundering. To the Knowledge of the Company, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and applicable United States and non-United States money laundering statutes and applicable rules and regulations (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(jj) No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising. The Company has offered the Shares for sale only to the Purchaser and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(kk) No Disqualification Events. With respect to the Shares to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d) (1) (i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d) (2) or (d) (3). The Company has exercised reasonable care to determine whether any Issuer

Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchaser a copy of any disclosures provided thereunder.

(ll) Other Covered Persons. Except as set forth on Schedule 3.1(ll), the Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of Purchaser in connection with the sale of the Shares.

(mm) Notice of Disqualification Events. The Company will notify the Purchaser in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any Issuer Covered Person, in each case of which it is aware.

(nn) Purchaser Reliance on the Management Presentation. The Company acknowledges and agrees that the management presentation attached hereto as Schedule 3.1(nn) (the “Management Presentation”) is one of the primary bases on which the Purchaser has relied in making its investment decision. The Management Presentation was prepared in good faith, based on reasonable assumptions. Except as set forth on Schedule 3.1(nn), the Management Presentation is accurate and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements in the Management Presentation, in the light of the circumstances under which they were made, not misleading.

(oo) Consent Rights. The affirmative vote of the holders of at least (i) two-thirds of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote thereon is the only approval of stockholders required to adopt the proposed amendment to the Certificate of Incorporation of the Company described in Section 4.9(f)(i) hereof; and (ii) a majority of the outstanding shares of capital stock of the Company entitled to vote thereon is the only approval of stockholders required to adopt the proposed amendments to the Certificate of Incorporation of the Company described in Section 4.9(f)(ii) and (iii) hereof. No other vote or consent of stockholders (or any series or class thereof) of the Company shall be required to approve the amendments to the charter contemplated by Section 4.9(f).

3.2. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the execution of this Agreement on the date hereof to the Company as follows (other than any such representation or warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such specified time):

(a) Organization; Authority. The Purchaser is a natural person who has the legal capacity to execute and deliver each of the Transaction Documents to which he is a party and to perform his obligation thereunder. The Purchaser has the power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. Each Transaction

Document to which he is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against him in accordance with its terms, except as limited by the Enforceability Exceptions.

(b) No Conflicts. The execution, delivery and performance of the Transaction Documents to which he is a party by the Purchaser and the consummation by the Purchaser of the transactions contemplated thereby do not and will not: (i) violate, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse or time or both) of, any agreement, credit facility, debt or other instrument to which the Purchaser is a party or (ii) result in a violation of any Law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Purchaser is subject (including federal and state securities Laws and regulations) or by which any property or asset of the Purchaser is bound or affected; except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the transactions contemplated hereby or in the other Transaction Documents or the authority or ability of the Purchaser to perform its obligations under the Transaction Documents.

(c) Understandings or Arrangements. The Purchaser is acquiring the Shares as principal for its own account, not with a view to the resale or distribution of any part thereof, and the Purchaser has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares (this representation and warranty not limiting the Purchaser’s right to sell the Shares in compliance with applicable federal and state securities Laws). The Purchaser is acquiring the Shares hereunder in the ordinary course of its business.

(d) Purchaser Status. At the time the Purchaser was offered the Shares, it was, and as of the date hereof it is an “accredited investor” as defined in Rule 501(a) (5), or (a) (6) under the Securities Act.

(e) Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(f) Access to Information. The Purchaser acknowledges that, as of the Closing Date, he has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable him to evaluate his investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(g) Disclosure. Except for the representations and warranties set forth in the Transaction Documents, the Purchaser acknowledges and agrees that the Company is not making any representation or warranty and has not made any representation or warranty, express or implied, with respect to the Company or its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to the Purchaser or its representatives or to any other Person.

(h) No General Solicitation. The Purchaser did not learn of the investment in the Shares as a result of any general solicitation or general advertising.

(i) Share Ownership. Other than the Shares to be issued in connection with the Proposed Transaction, Purchaser does not beneficially own and has not for a period of 3 years prior to the date hereof beneficially owned any Company Securities.

(j) Restricted Securities. The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that until the Shares are registered, the Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control.

(k) Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

The Company acknowledges and agrees that the representations contained in Section 3.2 shall not modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in the Transaction Documents.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1. Publicity. The Company and the Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by Law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. The Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the SEC or any regulatory agency or Trading Market, without the prior written consent of the Purchaser, except (a) as required by federal securities Law in connection with the filing of final Transaction Documents with the SEC and (b) to the extent such disclosure is required by Law or Trading Market regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under this clause (b).

4.2. Reserved.

4.3. Indemnification.

(a) Indemnification of Purchaser. Subject to the provisions of this Section 4.3, the Company will indemnify and hold the Purchaser and its representatives, advisors and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any Purchaser Party may suffer or incur, whether or not involving a third-party claim, as a result of (a) any material breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any Person or stockholder of the Company who is not an Affiliate of a Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of a Purchaser representation, warranty or covenant under the Transaction Documents or any violations by Purchaser of state or federal securities Laws or any conduct by Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance).

(b) If any action shall be brought against a Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, a Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to Purchaser. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of a Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to a Purchaser Party under this Agreement for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed;.

(c) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Company stating the amount claimed to be due and payable or an estimate of the claim if contingent or unliquidated, the bases of the claim and the provision or provisions of this Agreement under which such claim is asserted. Any notice hereunder shall be accompanied by copies of any documents relied on by the Purchaser and furnished to the Company. Promptly after receipt of such notice, the Company shall by written notice either (i) concede liability in whole as to the amount claimed in such notice; (ii) deny liability in whole as to such amount; or (iii) concede liability in part and deny liability in part. If the Company and the Purchaser Party are able to resolve and agree upon any difference over said liability or the amount thereof, then the Company agrees to make payment of said agreed amount.

(d) The rights of the Purchaser Parties to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Purchaser Parties may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by the Purchaser Parties. The Company hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of the Purchaser, and regardless of the results of any such investigation, the Purchaser has entered into this transaction in express reliance upon the representations and warranties made in the Representation Letter and by the Company in this Agreement.

(e) Without limiting the effect of any of the other limitations set forth herein, the Company shall not be required to make any indemnification payment hereunder unless and until the cumulative amount of the Losses incurred or suffered by Purchaser exceeds $1,000,000; in which case, the Company shall be required to pay, and shall be liable for, the full amount of all Losses from the first dollar of such Losses.

(f) The total amount of the payments that the Company can be required to make under or in connection with this Agreement and the Transaction Documents (including all indemnification payments required to be made to Purchaser and all amounts payable to any counsel retained by the Company for third party claims) shall be limited in the aggregate to a maximum of $15,000,000, and the Company’s cumulative liability shall in no event exceed such amount.

4.4. Listing of Common Stock. From the date hereof until the Closing Date the Company: (i) hereby agrees to use best efforts to maintain the listing or quotation of its Common Stock that is listed or quoted on a Trading Market (the “Registered Common Stock”) on the Trading Market on which it is currently listed, (ii) will take all action reasonably necessary to continue the listing and trading of its Registered Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market, and (iii) agrees to maintain the eligibility of the Registered Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

4.5. Filings; Other Actions. Subject to the terms and conditions of this Agreement, the Purchaser and the Company will cooperate and consult with the others and use best efforts to prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, waivers, orders, approvals, clearances and authorizations of, or any exemption (collectively, “Approvals”) by all United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (“Governmental Entities”) and any third parties necessary or advisable to consummate the transactions contemplated by this Agreement; provided that the obligation set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company or its Subsidiaries permitted by Section 4.8. In particular, the Purchaser and the Company will use their best efforts to obtain, and will use their best efforts to help the others obtain, as promptly as practicable, all other approvals, authorizations, consents, waivers, clearances, expirations or terminations of waiting periods or exemptions required from all necessary Governmental Entities and any third parties for the transactions contemplated by the Transactions Documents. The Purchaser and the Company will have the right to review in advance and to the extent practicable each will consult with the others, in each case subject to applicable Laws relating to exchange of information, with respect to all information relating to the parties, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other parties apprised of the status of matters relating to completion of the transactions contemplated hereby. The Purchaser and the Company shall promptly furnish each other with copies of written communications received by them or their Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement or by the other Transaction Documents. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.

4.6. Access, Information and Confidentiality.

(a) From the date hereof until the Closing Date or the termination of this Agreement, the Company (i) will afford to the Purchaser and the Purchaser’s representatives (including, without limitation, officers and employees of the Purchaser, and counsel, accountants and other professionals retained by the Purchaser) such access during normal business hours to its books, records (including, without limitation, tax returns and appropriate work papers of independent auditors under normal professional courtesy), properties, personnel, accountants and other professionals retained by the Company and to such other information as the Purchaser may reasonably request; and (ii) will furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as the Company prepares and compiles for members of its Board of Directors in the ordinary course and as such Purchaser may from time to time reasonably request. All requests for access and information shall be coordinated through senior corporate officers of the Company.

(b) Each party to this Agreement will hold, and will cause such party’s respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the advice of such party’s counsel, by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party furnished to it by such other party or such party’s representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except to such party’s auditors, attorneys, financial advisors, and other consultants and advisors. Subject to the foregoing, any party compelled to disclose Information pursuant to this Section 4.8(b) shall (A) as promptly as practicable, provide the other parties with notice of such request to disclose Information so that the parties may seek an appropriate protective order or other appropriate remedy (and the other parties shall cooperate in connection therewith), and (B) may furnish, that portion (and only that portion) of the Information that, on the advice of its counsel, such party is legally compelled or is otherwise required to disclose.

4.7. Conduct of Business. Except (i) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as expressly contemplated by this Agreement, (iii) as set forth in Schedule 4.7 or (iv) as required by applicable Law with notice to the Purchaser (if permitted by Law), from the date hereof until the Closing Date, (A) the Company shall, and shall cause each of its Subsidiaries to conduct its business in all material respects in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, and (B) the Company shall not, and shall cause each of its Subsidiaries not to, take any action that may reasonably be expected to result in any of the conditions to the Proposed Transaction set forth in Section 2.3(a) or Section 2.3(b) to not be satisfied. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (a) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (b) as expressly contemplated by this Agreement or (c) set forth in Schedule 4.7, the Company shall not, nor shall it permit nor procure any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities, other than the issuance of any shares of the Company Securities upon the exercise or conversion of any Company Stock Options, Company Warrants or Preferred Stock issued and outstanding as of the date hereof and solely in accordance with the terms of such Company Stock Options, Company Warrants or Preferred Stock, as applicable, (ii) amend any term of any Company Security, or (iii) allow or approve the commencement of an “Offering” or any other issuance of stock under the terms of the Company’s 2013 Employee Stock Purchase Plan, as amended;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any amount of assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(e) sell, lease, transfer, encumber, dispose of or otherwise subject to any Lien, any of its assets, other than in the ordinary course of business consistent with past practice;

(f) sell, lease, transfer, encumber, dispose of or otherwise subject to any Lien, any its Intellectual Property or Intellectual Property Rights, securities, interests or businesses (including any of the Company’s joint ventures or Subsidiaries);

(g) make any loans, advances or capital contributions to, or investments in, any other Person (other than (i) loans or advances between and among the Company and/or any of its wholly-owned Subsidiaries and (ii) capital contributions to or investments in wholly-owned Subsidiaries);

(h) incur any indebtedness for borrowed money or guarantees thereof;

(i) other than as required by applicable Law, as required under any Plan in effect as of the date hereof, (i) grant, increase or agree to grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any current or former officer, employee, director, or individual consultant of the Company or any of its Subsidiaries (ii) establish, adopt, modify, amend or terminate any collective bargaining agreement or Plan (or agreement that would be a Plan if in existence as of the date hereof), other than modifications to any Plan that is an employee welfare benefit that are made in the ordinary course of business consistent with past practice and do not result in an increase in cost to the Company, or (iii) increase or agree to increase the direct or indirect compensation, commission, bonus or other benefits payable to any current or former officer, employee, director, or individual consultant of the Company or any of its Subsidiaries, (iv) hire or terminate the employment of any officer of the Company or any of its Subsidiaries other than terminations of employment for cause, or (v) enter into or make any loans to any of its current or former officers, employees, directors, or individual consultants;

(j) communicate with employees of the Company or any of its Subsidiaries regarding the future compensation, commission, bonus, benefits or other treatment (if any) that they will receive following the Closing, other than (i) any such communication which is consistent with prior directives or documentation provided to the Purchaser by the Company (in which case, the Company shall provide the Purchaser with prior notice of, and the opportunity to review and comment upon, any such communication), or (ii) any such communication which addresses any employee in their capacity as a stockholder, option holder or warrant holder of the Company;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, or as agreed to by its independent public accountants;

(l) enter into, renew, extend, amend or terminate any contract;

(m) waive, settle or compromise any pending or threatened Action;

(n) waive, settle or compromise any insurance claims;

(o) make any capital expenditures with respect to the Company or its Subsidiaries, other than capital expenditures in accordance with the Company’s budget for fiscal year 2015 (as provided to the Purchaser prior to the date hereof);

(p) adopt any amendment of the existing business plans of the Company as described in the Management Presentation;

(q) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(r) make or change any tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, amend any United States federal income or state income or franchise tax return or any other material tax returns or file claims for material tax refunds, enter into any material closing agreement, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability; or

(s) agree, resolve or commit to do any of the foregoing.

4.8. No-Shop.

(a) From the date hereof until the Closing Date or the termination of this Agreement in accordance with Article V (the “No-Shop Period”) neither the Company nor any of its Subsidiaries or its or their respective officers and directors shall, and the Company and its

Subsidiaries shall not authorize any of its or their respective representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into, engage or participate in any discussions or negotiations with or furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any third party in connection with or for the purpose of facilitating or encouraging an Acquisition Proposal, (iii) enter into any Definitive Transaction Agreement or (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or takeover, control share or similar Law. As of the date hereof, the Company shall, and shall cause any of its Subsidiaries and its and their representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its representatives with respect to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary, if at any time during the No-Shop Period, (i) the Company or any of its representatives has received a written Acquisition Proposal (which did not result from any breach of this Section 4.8) that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, would reasonably be expected to result in a Superior Proposal and (ii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company, directly or indirectly through its representatives, may (A) engage in negotiations or discussions with such third party and its representatives, (B) furnish to such third party or its representatives non-public information relating to the Company or any of its Subsidiaries; provided that the Company shall promptly provide to the Purchaser substantially concurrently (and in any event within twenty-four (24) hours) any such information that is provided to any such Person which was not previously provided to or made available to Purchaser and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take.

(c) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal or publicly recommend any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a solicitation or recommendation statement on Schedule 14D-9 filed with respect to any such Acquisition Proposal (any action described in this clause (i), an “Adverse Recommendation Change”) or (ii) execute (or allow the Company or any of its Subsidiaries to execute) any Definitive Transaction Agreement. Notwithstanding anything to the contrary, prior to the Closing Date, if (1) a circumstance (but specifically excluding any Acquisition Proposal) that affects the business, assets or operations of the Company that was not known to the Company as of the date hereof becomes known by the Board of Directors of the Company after the date hereof (an “Intervening Event”), and the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, or (2) the Company receives an Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal and the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Company may (x) make an Adverse Recommendation Change in connection with an Intervening Event or such Superior Proposal or (y) execute a Definitive Transaction Agreement; provided, however, that the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, effect an Adverse Recommendation Change in connection with an Intervening Event or such Superior Proposal, or execute a Definitive Transaction Agreement and terminate this Agreement with respect to such Superior Proposal unless (w) the Company has given the Purchaser at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall, in the event of a Superior Proposal, specify the identity of the party making such Superior Proposal and attach the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated, and in the event of an Intervening Event, provide a detailed description of such Intervening Event), (x) the Company has negotiated, and has caused its representatives to negotiate, in good faith with the Purchaser during such notice period, to the extent the Purchaser wishes to negotiate, to enable the Purchaser to propose in writing revisions to the terms of this Agreement, which revisions shall be evidenced by an offer to amend this Agreement that would, upon the Company’s acceptance, be binding on the Company and the Purchaser, such that such Superior Proposal would no longer constitute a Superior Proposal or the failure to make an Adverse Recommendation Change with respect to such Intervening Event would no longer be inconsistent with its fiduciary duties under applicable Law, (y) following the end of such notice period, the Board of Directors of the Company or any committee thereof shall have considered in good faith such binding offer, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal or the failure to make an Adverse Recommendation Change with respect to such Intervening Event would continue to be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, if the revisions proposed in such binding offer were to be given effect and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to the Purchaser an additional notice consistent with that described in clause (w) above and the notice period shall have recommenced, except that the notice period shall be at least three calendar days (rather than the three (3) Business Days otherwise contemplated by clause (w) above); and provided, further, however, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force or effect, unless the Company pays the Termination Fee pursuant to Section 6.1. In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors of the Company from (i) making any disclosure to its stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal, which the Board of Directors of the Company has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law (provided that neither the Company nor its Board of Directors may enter into a Definitive Transaction Agreement with respect to such Acquisition Proposal unless permitted by this Section 4.8), or (ii) contacting and engaging in discussions with any Person or group and their respective representatives who has made an Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and the terms thereof.

(d) The Company shall promptly (and in any event, within twenty-four (24) hours) notify the Purchaser after receipt by the Company or any of its Subsidiaries (or any of its or their representatives) of any Acquisition Proposal or any request for information relating to the

Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party that the Company knows is considering making, or has made, an Acquisition Proposal, which notice shall include the material terms and conditions of any such Acquisition Proposal, indication or request (including, if applicable, copies of any written requests, proposals or offers, including any proposed Definitive Transaction Agreement) and the identity of the third party or group of third parties making such Acquisition Proposal, and the Company shall keep the Purchaser reasonably informed on a prompt basis of any material developments, discussions or negotiations with respect to any such Acquisition Proposal (including any material changes to such Acquisition Proposals) and shall provide copies of all correspondence and other written materials sent or provided to the Company or any of its representatives relating to such material developments, discussions or negotiations promptly upon receipt thereof, and in any event within twenty-four (24) hours. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits the Company from providing to the Purchaser any of the information required to be provided to the Purchaser within the time periods contemplated hereby.

4.9. Governance Matters.

(a) At or prior to the Closing Date, with an effective date as of the Closing Date, pursuant to Article III, Section 2 of the Company’s Bylaws, the Board of Directors shall increase the size of the Board of Directors to thirteen (13) members. Pursuant to Article SEVENTH, Section (c) of the Certificate of Incorporation of the Company, the Board of Directors shall appoint as directors the seven individuals designated by the Purchaser (the “Board Designees”) as directors to fill the newly created directorships, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company.

(b) From and after the Closing Date and for so long as Purchaser beneficially owns at least a majority of the Company’s issued and outstanding Common Stock, Purchaser shall be entitled to nominate to the Board of Directors a number of designees (the “Board Representatives”) equal to at least a majority of the total number or directors which then constitute the Board of Directors. Unless the Board of Directors determines in good faith, after consultation with outside counsel, that such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Company shall recommend to its stockholders the Board Representatives for election to the Board of Directors at the Company’s stockholder meetings.

(c) In addition, the Company agrees that the Board Representatives (including its initial Board Designees) shall be entitled to the same rights, privileges and compensation as the other members of the Board of Directors in their capacity as such, including with respect to insurance coverage and reimbursement for Board of Directors participation and related expenses.

(d) Subject to the further provisions of this Section 4.9, and unless the Company’s Governance and Nominating Committee (or any other committee exercising a similar function) (the “Nominating Committee”) determines in good faith, after consultation with outside counsel, that such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Nominating Committee shall recommend to the Board of Directors that such persons designated by the Purchaser to be Board Representatives pursuant to Section 4.9(b) (or any successor designated by the Purchaser) be included in the slate of nominees recommended by the Board of Directors to stockholders for election as directors at each annual meeting of stockholders of the Company at which such person’s term expires. Unless the Board of Directors determines in good faith, after consultation with outside counsel, that such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Company shall solicit proxies for them to the same extent as it does for any of its other nominees to the Board of Directors.

(e) At any time the Purchaser has a right to nominate one or more individuals to the Board of Directors to serve as a director, if any Board Representative shall cease to serve as a director for any reason, unless the Board of Directors determines in good faith, after consultation with outside counsel, that such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Company and its Board of Directors shall take all action required to fill the vacancy resulting therefrom with a person designated by the Purchaser (the “Replacement Designee”). If the Company does not accept a Replacement Designee as provided in this Section 4.10(e), the process set forth herein shall be repeated so long as necessary to find a Replacement Designee acceptable to the Company.

(f) Additionally, promptly following the Closing Date, the Company and its Board of Directors shall use their best efforts to take all necessary actions in order to cause the Restated Certificate of Incorporation of the Company to be amended at the Company’s next annual meeting of its stockholders or a special meeting of the stockholders (but in any event, within twelve (12) months of the Closing Date) to (collectively, the “Amendments”):

(i) provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of director;

(ii) provide that any holder of 10% or more of the outstanding Common Stock shall be entitled to call a special meeting of the stockholders;

(iii) expressly elect that Section 203 of the DGCL shall not apply.

In connection with the solicitation of proxies in favor of approval of the Amendments, the Company shall enter into an agreement with, and employ the services of, a proxy solicitor. Unless the Board of Directors determines in good faith, after consultation with outside counsel, that such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Board of Directors shall recommend the approval of the Amendments and such recommendation shall be included in each proxy statement filed with the SEC and disseminated to Company stockholders in connection with the stockholder meeting. In the event that the Amendments are not approved at the meeting of the stockholders at which the approval of the Amendments is sought, at the Purchaser’s request, the Company shall call and convene one or more subsequent meetings of the stockholders for the purpose of obtaining approval of the Amendments until obtained and, unless the Board of Directors determines in good faith, after consultation with outside counsel, that such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Board of Directors shall recommend the approval of the Amendments at each subsequent meeting, and such recommendation shall be included in each proxy statement filed with the SEC and disseminated to Company stockholders in connection with any additional stockholder meeting.

4.10. Certain Transfer Restrictions.

(a) In connection with any registration of the Shares, without the prior written consent of the Company and the managing underwriter, the Purchaser shall not (except to an Affiliate of Purchaser) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities or has the same economic effect as a sale, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise, any Common Stock (or other securities) of the Company held by the Purchaser (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions), provided that all officers and directors of the Company are bound by and have entered into similar agreements.

(b) During the period from the Closing Date until the second anniversary of the Closing Date, the Purchaser shall not (other than to an Affiliate of the Purchaser who agrees to be bound by the terms hereof) sell or otherwise transfer any of the Shares.

4.11. Equity Grants. From the Closing Date until the 12 month anniversary of the Closing Date, the Company shall not, and shall cause its Subsidiaries not to, (a) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities, other than the issuance of (i) any shares of the Common Stock upon the exercise or conversion of any Company Stock Options, Company Warrants or Preferred Stock issued and outstanding as of the date hereof and solely in accordance with the terms of such Company Stock Options, Company Warrants or Preferred Stock, as applicable, or (ii) any Company Securities to the Company or any Subsidiary of the Company, or (b) amend any term of any Company Security, (c) grant or increase, or agree to grant or increase, any stock options, or any other equity-based awards to any “Eligible Individual” as such term is defined in the Approved Share Plan whether pursuant to the terms of the Approved Share Plan or otherwise or (d) allow or approve the commencement of an “Offering” or any other issuance of stock under the terms of the Company’s 2013 Employee Stock Purchase Plan, as amended, in each case, except with the prior approval of the Board of Directors (or authorized committee thereof).

4.12. Application of Takeover Protections. From and after, the Closing Date, at the written request of the Purchaser and unless the Board of Directors determines in good faith, after consultation with outside counsel, that such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Company and the Board of Directors shall take all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the Laws of its state of incorporation that is or could become applicable in connection with any transaction that involves a transfer by the Purchaser and/or its Affiliates of all or any portion of the Shares to any other Person who is not an Affiliate of the Purchaser.

4.13. Registration of Shares. The Company agrees to register the Shares for resale under the Securities Act in accordance with the Registration Rights Agreement, and the Company agrees to use its reasonable best efforts to maintain the continuous effectiveness of such registration statement until all of the Shares are sold. Notwithstanding anything to the contrary contained in the Registration Rights Agreement, the Company shall cause all of the Shares to be registered pursuant to one or more effective registration statements within 120 days of the initial request by the Purchaser and/or its permitted assigns to so register all of the Shares, which request shall not be made until after the first anniversary of the Closing Date.

4.14. Insurance. The Company agrees that is has not, and will not, insure, pay or otherwise be obligated to pay any of the obligations of either of the Key Employees party to the Representation Letter arising out of a breach of any of such Key Employees’ representations, warranties or obligations under such Representation Letter.

ARTICLE V.

TERMINATION

5.1. Termination. This Agreement may be terminated and the Proposed Transaction may be abandoned at any time before the Closing:

(a) by mutual written consent of each of Purchaser and the Company; or

(b) by either Purchaser or the Company:

(i) if any court of competent jurisdiction in the United States or other Government Entity shall have issued an order, decree or ruling or taken any other action restraining or otherwise prohibiting the Proposed Transaction and such order, decree, ruling or other action shall have become final and non-appealable;

(ii) if the Closing shall not have occurred by the Outside Date; provided that the party seeking to terminate this Agreement pursuant to this Section 5.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure to consummate the Proposed Transaction on or before such date;

(iii) if the Company enters into a Definitive Transaction Agreement with any Person with respect to a Superior Proposal; or

(c) by Purchaser:

(i) if the Company shall have breached any of its obligations under Section 4.8;

(ii) if the representation contained in Section 3.1(g)(ii) is not true and correct as of the Closing Date; or

(iii) if the Company shall have materially breached or failed to perform in any material respect its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 2.3(b) to be satisfied, and such breach or failure cannot be or has not been cured prior to the Outside Date; or

(d) by the Company:

(i) if a breach of any representation or warranty or failure to perform any covenant or agreement on the Purchaser set forth in this Agreement shall have occurred and such breach would cause the conditions set forth in Section 2.3(a) not to be satisfied, and such breach is incapable of being satisfied by the Outside Date or, if curable, is not cured by the Purchaser prior to the Outside Date; or

(ii) if (A) all of the conditions set forth in Article 2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (B) the Purchaser fails to consummate the Proposed Transaction within two (2) Business Days following the date the Closing should have occurred pursuant to Section 2.1, and (C) the Company provided written notice to the Purchaser that it was ready and willing to consummate the Closing during such period; provided however that during such period of two (2) Business Days following the date the Closing should have occurred pursuant to Section 2.1, no party shall be entitled to terminate this Agreement pursuant to Section 5.1(a).

5.2. Notice. Any party terminating this Agreement pursuant to this Section shall give written notice of such termination to the other parties in accordance with this Agreement, specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the termination and abandonment of this Agreement pursuant to Section 5.1, this Agreement shall be void and have no effect, with no liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, except that the provisions of this Section 4.14, Section 5.2 and Article VI shall survive such termination.

5.3. Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties; provided that, subject to Sections 6.1 and 6.16, no such termination shall relieve any party of any liability for damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) incurred or suffered by the other party resulting from gross negligence, fraud, willful misconduct or intentional breach of this Agreement.

ARTICLE VI.

MISCELLANEOUS

6.1. Expenses; Termination Fees.

(a) If this Agreement is terminated pursuant to Section 5.1(b)(iii) or Section 5.1(c), then the Company shall, no later than three Business Days after the date of such termination, pay the Termination Fee to the Purchaser (or its designee) by wire transfer of same day funds to one or more accounts designated by Purchaser (or its designee).

(b) If (i) this Agreement is terminated by the Purchaser or the Company pursuant to Section 5.1(b)(ii) and at the time of termination all conditions to the consummation of the Proposed Transaction set forth in Section 2.3(a) and Section 2.3(b), have been satisfied or waived (or are then capable of being satisfied), and (ii) an Acquisition Proposal shall have been publicly announced after the date of this Agreement and not withdrawn prior to the date of such termination, then if within twelve months following the date of such termination, the Company enters into a Definitive Transaction Agreement or consummates an Acquisition Proposal (provided that for purposes of this proviso, each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to the Purchaser in immediately available funds, concurrently with the occurrence of the applicable event described herein, the Termination Fee.

(c) Without limiting the Company’s obligation to pay amounts due under Section 6.1(a) or Section 6.1(b) above, if the Agreement is terminated pursuant to Sections 5.1(b)(ii), 5.1(b)(iii) or Section 5.1(c), the Company shall reimburse the Purchaser, on demand, for all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banks and consultants to the Purchaser and all out-of-pocket fees and expenses of financing sources) incurred by the Purchaser or their respective representatives in connection with this Agreement and the transactions contemplated hereby (the “Expense Reimbursement”), by wire transfer of immediately available funds to an account designated by Purchaser; provided, that the Company shall not be required to pay more than an aggregate of $100,000 in the Expense Reimbursement pursuant to this Section 6.1(c).

(d) In the event that this Agreement shall have been terminated under circumstances where the Termination Fee and Expense Reimbursement is payable by the Company to Purchaser (or its designee) and Purchaser (or its designee) shall have received full payment of the Termination Fee and Expense Reimbursement in accordance with this Section, the receipt of the full amount of the Termination Fee and Expense Reimbursement owing to Purchaser shall be the sole and exclusive remedy of Purchaser against the Company and its Affiliates and their respective directors, officers and other Representatives in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination (including any breach by the Company of its representations, warranties or covenants contained in this Agreement or any certificate or other document delivered or entered into pursuant to this Agreement). For the avoidance of doubt, in the event the Company fails to effect the Closing or otherwise breaches this Agreement or fails to perform any of its obligations hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by hereunder, the Purchaser’s sole and exclusive remedy against the Company in respect of this Agreement, any contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby (including the abandonment of such transactions and the failure to consummate such transactions) shall be to terminate this Agreement in accordance with Article V and collect, if due, the Termination Fee and Expense Reimbursement from the Company. Under no circumstances shall the Purchaser (or its designee) be entitled to collect the full amount of the Termination Fee on more than one occasion and under no circumstances shall the Purchaser be permitted or entitled to receive both a grant of specific performance of the obligation to close and any money damages, including all or any portion of the Termination Fee.

(e) The parties agree that the agreements contained in this Section 6.1 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

(f) The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by the Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Purchaser.

6.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile or other electronic communication with confirmation of transmission by the transmitting equipment, or (c) by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers or at such other addresses or facsimile numbers as shall be specified by the parties by like notice:

if to the Purchaser, to:

David Davidovich

c/o Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Tiffany Pollard

Email: Tiffany.Pollard@FriedFrank.com

Fax No.: (212) 859-4000

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Tiffany Pollard

Email: Tiffany.Pollard@FriedFrank.com

Fax No.: (212) 859-4000

if to the Company, to:

Cleveland BioLabs, Inc.

73 High Street

Buffalo, New York USA 14203

Attention: Chief Executive Officer

Facsimile: +1-716-849-6810

Email: notices@cbiolabs.com

With a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street

Boston, Massachusetts 02116

Attention:	Marc Recht and
Miguel J. Vega

Email:	mrecht@cooley.com; and
mvega@cooley.com
Facsimile: +1-617-937-2400

6.3. Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

6.4. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. Prior to the Closing Date, the Purchaser may assign any or all of its rights under this Agreement to any of its Affiliates without the prior written consent of the Company. After the Closing Date, the Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Shares (provided that such assignment complies with Section 4.10 hereof), provided that such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions of the Transaction Documents that apply to the “Purchaser.”

6.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. If either party shall commence an Action, then the prevailing party in such Action shall be reimbursed by the other party for any and all related costs, charges and expenses, including reasonable attorney’s fees. A party that successfully moves to dismiss an Action is, without limitation, a prevailing party. This Section 6.6 shall survive the expiration or early termination of this Agreement.

6.7. Jurisdiction.

(a) The parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of such party’s Affiliates or against any party or any of such party’s Affiliates) shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, exclusively in any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that such party may now or hereafter have to the laying of the venue of any such Action in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided hereunder shall be deemed effective service of process on such party.

(b) EACH OF THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 6.2 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN

WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

6.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9. WAIVERS IRREVOCABLE. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE WAIVERS IN SECTION 6.8(a) AND SECTION 6.9 ARE INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

6.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by all of the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.11. Entire Agreement. This Agreement (including the Schedules, Exhibits and Disclosure Schedules) and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

6.12. Severability. If any term, provision, covenant or restriction (or part thereof) of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions (or part thereof) of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.13. Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Shares until the expiration of the relevant statute of limitations.

6.14. Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a

Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.15. Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also execute a customary affidavit and pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Shares.

6.16. Specific Performance. In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, Subject to Section 6.1(d), the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would occur if the Proposed Transaction was not consummated) and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Proposed Transaction and the Purchaser’s obligation to pay, and the Company to receive, the consideration pursuant to the Proposed Transaction, subject in each case to the terms and conditions of this Agreement) exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, exclusively in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity, and the parties further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy. If, prior to the Outside Date, any party brings an action to enforce specifically the performance of the terms and provisions of this Agreement by another party, the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty Business Days, or (ii) such other time period established by the court presiding over such action.

6.17. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

6.18. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words (i) “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import and (ii) “in the ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time on or prior to the Closing Date and to any rules or regulations promulgated thereunder on or prior to the Closing Date. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any applicable Law. References to “$” shall refer to United States dollars.

6.19. Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement and prior to the Closing.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as of the date first written above.

CLEVELAND BIOLABS, INC.

By:	/s/ Yakov Kogan, Ph.D., MBA
Name:	Yakov Kogan, Ph.D., MBA
Title:	Chief Executive Officer

/s/ David Davidovich
David Davidovich

[Signature Page – Securities Purchase Agreement]

Exhibit A

Form of Key Employee Employment Agreement

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) between Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), and [Name] (the “Executive”) is effective as of [Date] (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company desires the Executive to provide services to the Company, and wishes to provide the Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, the Executive wishes to be employed by the Company and to provide services to the Company in return for certain compensation and benefits;

WHEREAS, the Executive will conduct and/or support scientific research in order to develop the Company’s intellectual property for the benefit of the Company;

WHEREAS, the Executive will endeavor to protect the Company’s intellectual property;

WHEREAS, the Executive has made a commitment to remain with the Company for at least five (5) years from the Effective Date;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. EMPLOYMENT TERM. The Company hereby offers to employ the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, until             , 2020 or the termination of the Executive’s employment in accordance with Section 10 below, as applicable, whichever comes first (the “Employment Term”). The Executive shall be employed at will, meaning that the Company may terminate this Agreement and the Executive’s employment at any time, for any reason, with or without Cause, as applicable.

2. POSITION & DUTIES. During the Employment Term, the Executive shall serve as the Company’s [Position]. As [Position], the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Company’s [Board of Directors (the “Board”) // Chief Executive Officer] shall designate that are consistent with the Executive’s position as [Position]. During the Employment Term, the Executive shall use the Executive’s best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and devote [all OR at least         %] of the Executive’s business time (excluding periods of paid time off and other approved leaves of absence) to the performance of the Executive’s duties with the Company. Notwithstanding the foregoing, nothing shall prevent the Executive from participating in a reasonable amount of charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board, serving on the board of directors or advisory

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boards of other companies or [INSERT IF APPLICABLE EXCEPTIONS FOR CONSULTING, OTHER EMPLOYMENT]; provided that any such activities or services do not (i) create a conflict with the Executive’s employment hereunder; (ii) interfere with the performance of his duties; or (iii) violate the terms of Section 9 of this Agreement.

3. LOCATION. Unless the parties otherwise agree in writing, at all times during the Employment Term, the Executive shall report to the Company’s headquarters in Buffalo, New York. The Company may from time to time require the Executive to travel temporarily to other locations (domestic and international) in connection with the Company’s business.

4. BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of $[            ]1, payable in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to review and adjustment from time to time by the Board (or a committee thereof) in its sole discretion. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement. Executive’s Base Salary shall not be decreased other than in the instance of an across-the-board salary reduction similarly affecting all executive officers of the Company.

5. ANNUAL BONUS. The Executive shall be eligible to participate in the Company’s Annual Executive Bonus Plan, subject to the terms and conditions of such plan, as revised from time to time.

6. LONG-TERM INCENTIVES. The Executive shall be continue to be eligible to participate in the Company’s 2012 Long-Term Executive Compensation Incentive Plan, subject to the terms and conditions of such plan, as revised from time to time. In addition, the Executive shall be eligible to participate in any management incentive plan or program established by the Board of Directors following the consummation of the transaction contemplated by that certain Securities Purchase Agreement, dated as of June    , 2015 by and between the Company and the Purchaser, as defined therein (the “Securities Purchase Agreement”).

7. STOCK OPTIONS. The Executive shall be eligible to participate in the Company’s Equity Incentive Plan (the “Equity Plan”), subject to the terms and conditions of such plan, as revised from time to time.

8. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. The Executive shall, in accordance with Company policy and the terms of the applicable Company benefit plan documents, be eligible to participate in any benefit plan or arrangement, including health, life and disability insurance, retirement plans and the like, that may be in effect from time to time and made available to the Company’s other key management employees. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

[1]	Salary not to be in excess of current actual salary unless it is increased in connection with an increase of effort or consistent with amounts that Executive would have received over the prior two years as a cost of living adjustment had the Company made cost of living adjustments to employee salaries during such time period.

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(b) PAID TIME OFF. The Executive shall be entitled to [            weeks]2 of PTO per year, earned pro rata during the Executive’s employment and subject to the maximum accrual amounts set forth in the Company’s Employee Manual.

(c) PROFIT SHARING, PENSION AND SALARY DEFERRAL BENEFITS. During the Employment Term, the Executive shall be entitled to participate in or accrue benefits under any pension, salary deferral or profit sharing plan now existing or hereafter created for employees of the Company upon terms and conditions equivalent to those which the Company may provide for other key management employees.

(d) GENERAL EXPENSE REIMBURSEMENTS. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in performing the services hereunder pursuant to the Company’s usual expense reimbursement policies and practices, following submission by the Executive of reasonable documentation thereof. All reimbursements provided under this Agreement shall be made in accordance with the requirements of Section 409A (as defined below) to the extent that such reimbursements are subject to Section 409A, including, as applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employment Term, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

9. CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS.

(a) CONFIDENTIALITY.

(i) Company Information. The Executive agrees at all times during the Employment Term and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. The Executive understands that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information, information regarding personnel, employee lists, compensation, and employee skills and any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. The Executive further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

[2]	PTO to be based on percent effort in accordance with the Company’s PTO policy. However, in no event will the amount of PTO provided be less than what the Key Employee currently receives.

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(ii) Former Employer Information. The Executive agrees not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that the Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(iii) Third Party Information. The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

(iv) Returning Company Documents. The Executive agrees that, at the time of leaving the employ of the Company or at any time the Company requests, the Executive will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive pursuant to the Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 9(b)(iv). In the event of the termination of the Executive’s employment, the Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A.

(v) Representations. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company.

(vi) Nothing in this Agreement or any other policy or agreement with the Company prohibits the Executive from reporting possible violations of federal law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal laws or regulations. The Executive is not required to notify the Company that he has made such reports or disclosures.

(b) INVENTIONS.

(i) Inventions Retained and Licensed. The Executive has attached hereto, as Exhibit B, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made prior to the Executive’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to the Executive, which relate to the Company’s proposed business, products or research and development, and which are

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not assigned to the Company hereunder. The Executive represents that this list is complete. If no such list is attached, the Executive represents that there are no such Prior Inventions. In the course of the Executive’s employment with the Company, the Executive will not incorporate into a Company product, process or service a Prior Invention owned by the Executive or in which the Executive has an interest without the prior written consent of the Company. To the extent the Executive does incorporate into a Company product, process or service a Prior Invention owned by the Executive or in which the Executive has an interest (with or without consent), the Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, sublicensable, worldwide license to make, have made, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(ii) Assignment of Inventions. The Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns and promises to assign, without additional payment or additional consideration, to the Company, or its designee, all rights, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Company (collectively referred to as “Inventions”). The Executive further acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act. However, to the extent that any such work may not, by operation of any law, be a work made for hire, Executive hereby, without additional payment or additional consideration, assigns, transfers and conveys to Company all worldwide rights, title and interest in and to such work and all Intellectual Property Rights relating to it. Further, to the extent that any of the rights, title, and interest in any Invention cannot be assigned to the Company, the Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, sublicenseable, worldwide license to make, have made, use and sell such Invention. In any case, the Executive agrees to irrevocably waive and never to assert any rights, title, and interest in any invention against the Company, or its designee. The Executive understands and agrees that the decision whether or not to commercialize or market any invention developed by the Executive solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to the Executive as a result of the Company’s efforts to commercialize or market any such invention. Nothing in this agreement shall be deemed to constitute the grant of any license or other right to Executive in respect of any Invention or intellectual property of the Company.

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(iii) Inventions Assigned to the United States. The Executive agrees to assign to the United States government all of the Executive’s rights, title, and interests in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(iv) Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the term of the Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(v) Patent and Copy Registrations. The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, declarations, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that the Executive’s obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive. Such designation and appointment, being coupled with an interest, is irrevocable.

(c) NON-SOLICITATION AND NON-COMPETITION.

(i) Solicitation of Employees, Consultants, Contractors and Customers. The Executive agrees that for a period of twenty-four (24) months immediately following the termination of the Executive’s relationship with the Company for any reason, whether with or without cause, the Executive shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees, consultants, contractors or customers to terminate his or her relationship with the Company, or take away such employees, consultants, contractors or customers or attempt to solicit, induce, recruit, encourage or take away employees, consultants or contractors of the Company, either for the Executive or for any other person or entity; provided however, the Executive may hire any employee, consultant or contractor of the Company who independently responds to a general solicitation of employment. This restriction

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shall apply only to those employees, consultants, contractors or customers of the Company with whom the Executive came into contact or about whom the Executive learned Confidential Information during the last two (2) years of the Executive’s employment with the Company. Notwithstanding the foregoing, this provision does not prohibit the solicitation of United States federal, state or foreign government agency, including but not limited to United States Department of Defense.

(ii) Non-Competition. The Executive agrees that during the period of employment and for a period of twenty-four (24) months immediately following the termination of the Executive’s relationship with the Company for any reason, the Executive shall not directly or indirectly own, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the Company’s Business (as defined below) and the business of its successors and assigns or any other business activity in which the Company and its successors and assigns may substantially engage during the Employment Term. In recognition of the nature of the Company’s Business, which includes the sale of its products and services on an international basis, this restriction shall apply throughout the United States, Russia and in any country or territory in which the Company materially markets any of its products or services, or to the knowledge of the Executive, plans to beginning marketing any of its products or services. For purposes of this Agreement, the “Company’s Business” shall include any product, service, or process or the research and development thereof, of the Company with which the Executive worked directly or indirectly during the Executive’s employment by the Company or about which the Executive acquired Confidential Information during the Executive’s employment by the Company, including but not limited to the research and development of new pharmaceuticals as defined by the Company’s therapeutic area and core technology. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from engaging in a scientific, consulting or other business capacity in research and development of pharmaceuticals to treat cancer or other diseases if such research and development does not use any Confidential Information of the Company.

(d) ADDITIONAL COMPANY POLICIES. The Executive agrees to comply with the Company’s Policy Manual and each of the other policies adopted by the Company from time-to-time, the contents of which may be modified or eliminated at any time.

(e) NOTIFICATION OF NEW EMPLOYER. In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company to the new employer, partner, co-owner and/or others involved in managing the business with which the Executive is employed or associated about the obligations under this Agreement.

(f) ENFORCEMENT. The Executive acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the Confidential Information and trade secrets, business and goodwill of the Company, and that any breach of this Agreement will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of this Agreement by the Executive, or the Executive’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the parties agree that the Company shall be entitled to (i) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and the Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums and costs, including attorney’s fees, incurred by the Company to defend or enforce the provision of this Agreement.

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10. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) BY THE EXECUTIVE FOR ANY REASON // WITHOUT GOOD REASON. The Executive shall provide thirty (30) days’ prior written notice (the “Transition Period”) to the Company of the Executive’s intended termination of employment without Good Reason (as defined below) (“Voluntary Termination”). During the Transition Period, the Executive shall assist and advise the Company in any transition of business, customers, prospects, projects and strategic planning, and the Company shall continue to pay the Executive’s salary and benefits through the end of the Transition Period. The Company may, in its sole discretion, upon five (5) days prior written notice to the Executive, make such termination of employment effective earlier than the expiration of the Transition Period and the Company shall have no further obligation to pay the Executive’s salary or benefits after such termination date.

(b) BY THE EXECUTIVE FOR GOOD REASON. Upon the Executive’s notice following the end of the Cure Period (as defined in this Section). For purposes of this Agreement, “Good Reason” for the Executive to terminate employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction of ten percent (10%) or more in the Executive’s Base Salary (other than an across-the-board decrease in base salary applicable to all executive officers of the Company); (ii) a material breach of this Agreement by the Company; (iii) a material reduction in the Executive’s duties, authority and responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) the relocation of the Company’s headquarters outside the United States, or if within the United States causing an increase in the Executive’s one-way commute by more than 50 miles or a material change in the Company’s telecommuting policies and practices, provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of the Executive’s intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates employment within thirty (30) days following the end of the Cure Period.

(c) BY THE COMPANY FOR CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events, as determined by the Board in its sole and absolute discretion: (i) the failure of the Executive to perform material duties hereunder, including, without limitation, the failure of the Executive devote [all OR at least         %] of the Executive’s business time (excluding periods of paid time off and other approved leaves of absence) to the performance of the Executive’s duties with the Company, or comply with reasonable directions of the Board which, to the extent it is curable by the Executive, is not cured within ten (10) days after written notice thereof is given to the Executive

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by the Company, specifying in reasonable detail the manner in which the Executive has failed to perform such duties or comply with such directions; (ii) the Executive’s commission (including entry of a nolo contendere plea) of an act or acts constituting a felony, dishonesty or disloyalty or fraud; (iii) the Executive’s gross negligence or commission of an act, or failure to take action, which adversely affects the Company’s business or reputation; (iv) the Executive’s misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony); or (v) the Executive’s material breach, non-performance or non-observance of any Company policy or any term of this Agreement, including but not limited to the covenants contained in Section 9, or any other agreement to which the Executive and the Company are parties, which, to the extent it is curable by the Executive, is not cured within ten (10) days after written notice thereof is given to the Executive by the Company.

(d) BY THE COMPANY WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability.

(e) DISABILITY. Unless otherwise prohibited by law, upon the 30th day following the Executive’s receipt of notice of the Company’s termination due to Disability (as defined in this Section); provided that, the Executive has not returned to full-time performance of his duties within thirty (30) days after receipt of such notice. If the Company determines in good faith and in its sole discretion that the Executive’s Disability has occurred during the Employment Term, it will give the Executive written notice of its intention to terminate the Executive’s employment. For purposes of this Agreement, “Disability” shall occur when the Board determines that the Executive has become physically or mentally incapable of performing the essential functions of the job duties under this Agreement with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) nonconsecutive days in any twelve (12) month period. For purposes of this Section, at the Company’s request, the Executive agrees to be available and to cooperate in a reasonable examination by an independent qualified physician selected by the Board.

(f) DEATH. Automatically on the date of death of the Executive.

11. CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time. Subject to satisfaction of each of the conditions set forth in Section 12, the following amounts and benefits shall be due to the Executive. Any Accrued Amounts (as defined in Section 11(a)) shall be payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law.

(a) TERMINATION BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE FOR ANY REASON // WITHOUT GOOD REASON. If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive for any reason // without Good Reason, the Company shall pay to the Executive: (x) any unpaid Base Salary through the date of termination and any accrued PTO; (y) reimbursement for any unreimbursed expenses incurred through the date of termination; and (z) all other payments and

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benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits, it being understood that the treatment of any outstanding stock options shall be determined in accordance with the terms of the applicable equity plan and award agreement (collectively, “Accrued Amounts”) only, and shall not be obligated to make any additional payments to the Executive. For the avoidance of doubt, the Executive shall not be eligible to receive any of the severance payments or benefits described in Section 11(b).

(b) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company without Cause (and not due to Disability or death) or by the Executive for Good Reason, then the Company shall pay or provide the Executive with the Accrued Amounts, subject to compliance with Sections 9 and 12, and:

(i) continued payment of the Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term (ignoring any decrease in Base Salary that forms the basis for Good Reason), for a period of twelve (12) months following the termination date (the “Salary Severance Period”) on the Company’s regular payroll dates; provided, however, that any payments otherwise scheduled to be made prior to the effective date of the General Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date; and

(ii) if the Executive timely elects continued coverage under COBRA for the Executive and the Executive’s covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue the Executive’s and the Executive’s covered dependents’ health insurance coverage in effect on the termination date until the earliest of (i) twelve (12) months following the termination date (the “COBRA Severance Period”); (ii) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period. Nothing in this Agreement shall deprive the Executive of the Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under the Executive’s employment by the Company.

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(iii) all issued and outstanding options will continue to vest according to their established schedules throughout the Salary Severance Period, and all vested options will remain exercisable throughout the Salary Severance Period, but in no event later than the expiration date of the options.

(c) DISABILITY. Upon employment termination due to Disability, the Executive shall be entitled to any Accrued Amounts.

(d) DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts.

(e) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON FOLLOWING A CHANGE IN CONTROL.

(i) If the Executive’s employment by the Company is terminated by the Company without Cause (and not due to Disability or death) or by the Executive for Good Reason within twelve (12) months following a Change in Control (as defined in the Equity Plan), then the Company shall pay or provide the Executive with the Accrued Amounts and all of the benefits described in Section 11(b) above, subject to compliance with Sections 9 and 12, with the exception that Section 11(b) (iii) shall read: all issued and outstanding options will become immediately vested and will remain exercisable through the Salary Severance Period, but in no event later than the expiration date of the options. Notwithstanding anything to the contrary, the Executive agrees and acknowledges that the transactions contemplated under the Securities Purchase Agreement shall not be considered a “Change in Control” for purposes of this Section 11(e).

12. CONDITIONS. Any payments or benefits made or provided pursuant to Section 11 (other than Accrued Amounts) are subject to the Executive’s (or, in the event of the Executive’s death, the beneficiary’s or estate’s, or in the event of the Executive’s Disability, the guardian’s if applicable):

(a) compliance with the provisions of Section 9 of this Agreement;

(b) delivery to the Company of an executed waiver and general release of any and all known and unknown claims, and other provisions and covenants, in the form acceptable to the Company (the “General Release”) within 21 days of presentation thereof by the Company to the Executive, and permitting the General Release to become effective in accordance with its terms; and

(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans effective as of the termination date.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the

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Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive within fifteen (15) days of the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 19 of this Agreement). Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of Executive’s employment, Executive shall be entitled to receive any Accrued Amounts, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures. Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and the first payroll date following the period during which the Executive may sign the General Release occurs in the following calendar year, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

13. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor or assign of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

14. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Cleveland BioLabs, Inc.

Chief Executive Officer

73 High Street

Buffalo, New York 14203

(716) 849-6820 (fax)

and a copy (which shall not constitute notice) shall also be sent to:

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[Name]

[Title]

[Address]

[Address]

[Number] (fax)

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Company.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

18. SECTION 4999 EXCISE TAX.

(a) Notwithstanding anything in this Agreement or any other agreement between the Executive and the Company (or any of its subsidiaries or affiliates) to the contrary, in the event that the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to “parachute payments” (as defined in the Code) shall be applicable to any payment or benefit received or to be received by the Executive from the

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Company or its affiliates in connection with a change in the ownership or effective control of the Company within the meaning of Section 280G of the Code (a “Change in Control Transaction”) (collectively, “Payments”), then (a) at the Executive’s request, the Company agrees to submit such Payments to a shareholder vote intended to comply with the provisions of Section 280G(b)(5) of the Code, or (b) in the event that the Executive does not request a shareholder vote as set forth above or the provisions of Section 280G(b)(5) are inapplicable to the Company, then any such Payments shall be equal to the “Reduced Amount” where the Reduced Amount is (1) the largest portion of the Payments that will result in no portion of such Payments being subject to the excise tax imposed by Section 4999 of the Code, or (2) the entire amount of the Payments otherwise scheduled to be paid (without reduction), whichever of the forgoing amounts after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax of Section 4999 of the Code (all computed at the highest applicable merged rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of all state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of Payments. If subsection (1) above applies and a reduced amount of the Payments is payable, then any reduction of Payments required by such provision shall occur in the following order: (i) first, a reduction of any Payments that are exempt from Section 409A in a manner the Company reasonably determines will provide the Executive with the greatest post-reduction economic benefit, and (ii) second, a reduction of any Payments that are subject to Section 409A on a pro-rata basis or such other manner that complies with Section 409A, as reasonably determined by the Company.

(b) In connection with a Change in Control Transaction, the Company shall engage a certified public accounting firm (“Accountants”) to perform the calculations to determine if the Payments to the Executive would reasonably be subject to Section 280G of the Code, and the Company shall use commercially reasonable efforts to (1) cause the Accountants to finalize such calculations and (2) deliver such calculations and supporting documentation to the Executive, by no later than five (5) days before the closing of the Change in Control Transaction. If the Executive, in good faith, disagrees with or disputes any of the assumptions, findings or determinations of the Accountants in respect of such calculations, the Company shall use reasonable efforts to cause its Accountants to consider in good faith the Executive’s position and revise such calculations if the Accountants determine that it is more-likely-than-not, based on the technical merits, that the Executive’s position will be sustained upon examination by the Internal Revenue Service.

19. SECTION 409A.

(a) Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon

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separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

(b) It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement. To the extent that any severance benefit payments are delayed as required by this Agreement due to the application of Section 409A.

20. REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement, that he has consulted with his attorney before executing this Agreement, that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

21. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

22. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 9 through 27, inclusive of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

23. AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

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24. INTEGRATION. This Agreement contains the complete, final and exclusive agreement of the parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties[, including but not limited to the [INSERT NAMES OF ANY PERTINENT AGREEMENTS. If any obligations in those agreements should be preserved, include an exception for those obligations.].

25. AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a duly authorized officer of the Company, who has been authorized to do so by a decision of the Board of Directors of the Company.

26. WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

27. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

28. DISPUTE RESOLUTION. To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Buffalo, New York conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes, which can be found at HTTP://WWW.JAMSADR.COM/RULES-CLAUSES/, and which will be provided to the Executive upon request. By agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (2) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Except as may be awarded by the arbitrator, each party shall bear its own legal fees in connection with such arbitration. Nothing in this Agreement shall prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including but not limited to any harm caused by violations of Paragraph 9, including, but not limited to Paragraph 9(c) [Non-Competition]. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

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[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

Cleveland BioLabs, Inc.

By:
[Name]
[Title]

Date:

[NAME]

Date:

Signature Page to Executive Employment Agreement

Exhibit A to Executive Employment Agreement

CLEVELAND BIOLABS, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Cleveland BioLabs, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement and that relate directly to the Company’s proposed business, products or research and development.

I further agree that, in compliance with the Executive Employment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from this date, in accordance with Section 9(c)(i) of the Executive Employment Agreement, I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

Exhibit B to Executive Employment Agreement

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Executive:

Print Name of Executive:

Date:

Exhibit B

Form of Registration Rights Agreement

Exhibit C

Form of Voting Agreement

Exhibit D

Legal Opinion of Company Counsel